[PARKER CHAPIN FLATTAU & KLIMPL LLP LETTERHEAD]


                                                                  Exhibit 5.1




                                            January 6, 2000


SmartServ Online, Inc.
One Station Place
Stamford, CT  06902

Gentlemen:

         We have acted as counsel for SmartServ Online, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the registration of 2,558,082 shares of Common Stock, par value $ .01 per share (the "Shares"), of which 196,470 are outstanding and 2,361,612 are issuable upon exercise of warrants granted by the Company (the "Warrants").

         In connection with the foregoing, we have examined, among other things, the Registration Statement, the Warrants and originals or copies, satisfactory to us, of all such other other corporate records and of all such other agreements, certificates and documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

          Based upon and subject to the foregoing, we are of the opinion that the 196,470 outstanding Shares being registered pursuant to the Registration Statement are validly issued, fully paid and non-assessable and the 2,361,612 Shares issuable upon exercise of the Warrants will be, when issued pursuant to the terms and provisions of the Warrants, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,

                                         /s/ Parker Chapin Flattau & Klimpl, LLP